Exhibit 99.2

The transactions

Cogent Communications Finance, Inc., a newly formed financing subsidiary of Cogent Communications Group, Inc. (“Cogent” or the “Company”), intends to commence an offering of $200 million of senior unsecured notes due 2021 (the “Notes”) for issuance in a private placement not registered under the Securities Act of 1933, as amended.  Cogent’s common stock is listed on Nasdaq under the symbol “CCOI” and the Company has previously issued 8.375% Senior Secured Notes due 2018 (the “Existing Secured Notes”) and 1.00% Convertible Senior Notes due 2027 (the “Existing Convertible Notes”).  Cogent Communications Finance, Inc. (the “Escrow Issuer”) is a newly formed direct subsidiary of the Company.  Cogent Communications Beta, LLC, a Delaware limited liability company (“Cogent Beta”), is a newly formed direct subsidiary of the Company and is a sister company of the Escrow Issuer.  Cogent Communications Alpha, LLC, a Delaware limited liability company (“Cogent Alpha”), is a newly formed direct subsidiary of Cogent Beta.  On March 31, 2014, the Company designated the Escrow Issuer, Cogent Beta and Cogent Alpha as “Unrestricted Subsidiaries” under the indenture governing the Existing Secured Notes (the “Existing Secured Notes Indenture”).   The following describes the transactions that have taken place or are expected to take place in connection with the offering of the Notes:

•                  The Company has caused its operating subsidiaries to transfer approximately $80.0 million of cash and cash equivalents to Cogent Alpha.  Such transfer was made pursuant to the “builder” basket under the restricted payments covenant in the Existing Secured Notes Indenture and the indenture governing the Notes at a time when the Company’s Consolidated Leverage Ratio (as defined in the Existing Secured Notes Indenture) was less than 4.25 to 1.00.

•                  The Company will transfer approximately $3.0 million of cash and cash equivalents to the Escrow Issuer, which constitutes an amount sufficient to pay all regularly scheduled interest and accreted OID, if any, that would accrue on the Notes up to, but not including, the date of any special mandatory redemption of the notes.  Such transfer will be made pursuant to the basket for investments in unrestricted subsidiaries under the definition of “Permitted Investments” in the Existing Secured Notes Indenture.

•                  Upon consummation of the offering of the Notes, the gross proceeds from the offering of the Notes will be deposited into an escrow account and the Escrow Issuer will deposit into such escrow account an amount sufficient to pay all regularly scheduled interest and accreted OID, if any, that would accrue on the Notes up to, but not including, the date of any special mandatory redemption pursuant to an escrow agreement (the “escrow agreement”) to be entered into by the Escrow Issuer, the Company, Wilmington Trust, National Association, as the trustee, and Wilmington Trust, National Association, as the escrow agent (the “escrow agent”) and the release of such escrowed amounts will be subject to certain conditions as described below.

•                  After launch of the offering of the Notes, the Company expects to issue a notice to the holders of the Existing Convertible Notes that a holding company reorganization transaction (the “Reorganization”) pursuant to Section 251(g) of the General Corporation Law of the State of Delaware will occur.

•                  The Company expects then to form a subsidiary, Cogent Communications Holdings, Inc. (“Cogent Holdco”) under Delaware law, and to cause Cogent Holdco to form a subsidiary, Cogent Communications Merger Sub, Inc. (“Merger Sub”) under Delaware law.

•                  Pursuant to the Reorganization, the Company expects to cause Merger Sub to merge with and into the Company (the “Initial Merger”), with the Company continuing as the surviving corporation.  Upon consummation of the Reorganization, Cogent Holdco will become the entity whose stock is listed on Nasdaq and the boards of directors, officers and governing documents at Cogent Holdco will be the same as those then currently in place at the Company.  This transaction will constitute a “Change of Control” under the Existing Secured Notes Indenture. An adverse change in the ratings for the Existing Secured Notes could result in us being required to make an offer to purchase the Existing Secured Notes.

•                  After the consummation of the Reorganization, Cogent Holdco will become a guarantor of the Existing Convertible Notes, the Existing Secured Notes and the Notes; provided that Cogent Holdco will not be subject to any covenants under the indenture governing the Existing Convertible Notes (the “Existing Convertible Notes Indenture”), the Existing Secured Notes Indenture and the indenture governing the Notes.

•                  Cogent Alpha is expected to then merge with and into Cogent Holdco, with Cogent Holdco continuing as the surviving corporation and the Company expects to dissolve Cogent Beta.

•                  Pursuant to the terms of the Existing Convertible Notes Indenture, the Company expects to call for redemption all of its outstanding Existing Convertible Notes and expects to redeem all such outstanding Existing Convertible Notes on or about June 20, 2014 (the “Redemption Transactions”).

•                  After consummation of the Redemption Transactions, the Escrow Issuer will merge with and into the Company (the “Final Merger”), with the Company continuing as the surviving corporation.

•                  At the time of consummation of the Final Merger, the Company will become the Issuer of the Notes.  In addition, Cogent Holdco and all the domestic subsidiaries of the Company that guarantee the Existing Secured Notes will guarantee the obligations of the Company under the Notes and the related indenture; provided that Cogent Holdco will not be subject to any covenants under the indenture governing the Notes. One of the conditions to the release of the proceeds from the offering in the escrow account to the Company is the assumption of all obligations under the Notes and the indenture by the Company. Upon the Company’s assumption of the Notes, the Notes will be the senior unsecured obligations of the Company.

We refer to the offering of the Notes, the formation of, and investments made in, our unrestricted subsidiaries, the Reorganization, the Redemption Transactions, the Mergers, the Company’s assumption of the Notes, the performance of our obligations under the escrow agreement, the payment of fees, costs and expenses related to the foregoing and the other transactions described above as the “Transactions.”  After giving effect to the Transactions, (i) Cogent Holdco will have approximately $80.0 million of cash and cash equivalents and it will be a guarantor of the Existing Secured Notes and the Notes but will not be subject to the covenants under the Existing Secured Notes Indenture and the indenture governing the Notes, (ii) the “builder” basket under the restricted payments covenant in the Existing Secured Notes Indenture and the indenture governing the Notes will be approximately zero; however, the Company will have approximately $150.0 million of “general” restricted payment capacity under the “general” restricted payment basket of such covenant and (iii) the Consolidated Leverage Ratio under the Existing Secured Notes Indenture and the indenture governing the Notes will exceed 4.25 to 1.00 and is expected to be almost 5.00 to 1.00.  Because Cogent is approaching these limits, Cogent will not be able to make certain expenditures that might be beneficial to Cogent and Cogent’s ability to incur additional debt may limit its options in ways that could be disadvantageous to it. We expect that Cogent Holdco will use the funds described above for general corporate purposes.

This report does not constitute notice to the holders of the Existing Convertible Notes that any of the Transactions will occur.

Corporate structure

The following chart summarizes Cogent’s corporate structure and principal indebtedness as of today prior to giving effect to any of the Transactions (other than the transfer of approximately $80.0 million of cash and cash equivalents from the Company to Cogent Alpha). This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the issuer:

(1)  As of December 31, 2013, the Company had $92.0 million of Existing Convertible Notes outstanding and $240.0 million of Existing Secured Notes outstanding.  The Company has transferred approximately $80.0 million of cash and cash equivalents to Cogent Alpha.

(2)  Cogent Beta has been designated by the Company as an “Unrestricted Subsidiary” under the Existing Secured Notes Indenture.

(3) Cogent Alpha has been designated by the Company as an “Unrestricted Subsidiary” under the Existing Secured Notes Indenture.  Cogent Alpha has approximately $80.0 million of cash and cash equivalents that was transferred from the Company to it.

(4) The Existing Secured Notes are jointly and severally guaranteed on a senior secured basis by each of our existing domestic and future material domestic subsidiaries.

(5) The Company expects to transfer $3.0 million of cash and cash equivalents to the Escrow Issuer so that the Escrow Issuer may deposit into the escrow account an amount sufficient to pay all regularly scheduled interest and accreted OID, if any, that would accrue on the notes up to, but not including, the date of any special mandatory redemption.  The Escrow Issuer expects to merge with and into the Company after consummation of the Reorganization and the Redemption Transactions.

(6) The Company expects to form Cogent Holdco after consummation of the Notes offering.

(7) The Company expects to form Merger Sub after consummation of the Notes offering.

The following chart summarizes Cogent’s corporate structure and principal indebtedness after giving effect to the Transactions. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the issuer:

(1)  Upon consummation of the Transactions, Cogent Holdco will be the parent of the Company and all its subsidiaries and will be the issuer of the Company’s publicly traded common stock, and Cogent Holdco will guarantee the Existing Secured Notes and the Notes.  Upon the merger of Cogent Alpha with and into Cogent Holdco, with Cogent Holdco continuing as the surviving corporation, Cogent Holdco will have $80.0 million of cash and cash equivalents.

(2)  Upon consummation of the merger of the Escrow Issuer with and into the Company, with the Company continuing as the surviving corporation, the Company will be the issuer of $240.0 million of Existing Secured Notes and $200.0 million of the Notes.  The transfer by the Company of approximately $3.0 million to the Escrow Issuer, which the Escrow Issuer will use to deposit into the escrow account, constitutes an investment in an unrestricted subsidiary under the Existing Secured Notes Indenture; however, such investment will be returned to the Company upon the merger of the Escrow Issuer with and into the Company. After giving effect to the Transactions, the “builder” basket under the restricted payments covenant in the Existing Secured Notes Indenture and the indenture governing the Notes will be zero; however, the Company will have $150.0 million of “general” restricted payment capacity under the “general” restricted payment basket of such covenant.

(3) The Existing Secured Notes are jointly and severally guaranteed on a senior secured basis by each of our existing domestic and future material domestic subsidiaries. The Notes will be jointly and severally guaranteed on a senior unsecured basis by each of our existing domestic and future material domestic subsidiaries.

Use of proceeds

Cogent estimates that the net proceeds from the offering, after deducting discounts and commissions and estimated expenses relating to the Notes offering of approximately $4.0 million, will be approximately $196.0 million. The gross proceeds from the consummation of the offering will be deposited into the escrow account.  Upon release of the proceeds from the escrow account to the Company, Cogent expects to apply the net proceeds from the offering to general corporate purposes.

Capitalization

The following table sets forth our consolidated capitalization as of December 31, 2013:

•                  on an actual basis for the Company and its subsidiaries; and

•                  on an as adjusted basis for Cogent Holdco and its subsidiaries after giving effect to the Transactions as if they had occurred on December 31, 2013.

	As of December 31, 2013
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents (1)	$304,866	$408,888
Debt (including current maturities):
Existing Convertible Notes, at par (2)	91,978	—
Existing Secured Notes, at par (3)	240,000	240,000
Notes(4)	—	200,000
Capital leases	161,779	161,779
Total long-term debt, including current portion	493,757	601,779
Total stockholders’ equity(5)	193,492	190,393
Total capitalization	$687,249	$792,172

(1)                                 On an as adjusted basis includes approximately $80.0 million of cash and cash equivalents held at Cogent Holdco.  We may use the proceeds from the offering of notes for general corporate purposes.

(2)                                 Our Chief Executive Officer, Dave Schaeffer, owns $3 million face amount of the Existing Convertible Notes that were purchased from third parties after issuance.

(3)                                 Consists of $240.0 million aggregate principal amount of 8.375% Senior Secured Notes due 2018.

(4)                                 Reflects aggregate principal amount of the Notes.

(5)                                 On an as adjusted basis, includes approximately $80 million of cash and cash equivalents held at Cogent Holdco.